Filed pursuant to Rule 424(b)(3) of the Rules
and Regulations under the Securities Act of 1933.
Registration No. 333-83562.

PROSPECTUS SUPPLEMENT NO. 5

$402,500,000

BEST BUY CO., INC.
2.25% Convertible Subordinated Debentures due January 15, 2022
Convertible into Common Stock
Guaranteed as to Payment of Principal and Interest
by Best Buy Stores, L.P.

        This prospectus supplement supplements the prospectus dated July 12, 2002 of Best Buy Co., Inc. and Best Buy Stores, L.P., as supplemented August 14, 2002, September 13, 2002, November 4, 2002 and December 19, 2002, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $402,500,000 aggregate principal amount of the debentures and the shares of common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus and prospectus supplement nos. 1, 2, 3, and 4, and this prospectus supplement is qualified by reference to the prospectus, as supplemented, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus, as supplemented. Capitalized terms used in this prospectus supplement have the meanings specified in the prospectus.

        The table in the "Selling Securityholders" section of the prospectus, as supplemented, is hereby further supplemented to update and add information regarding the entities named below as selling securityholders:

Name	Aggregate Principal Amount of Debentures Owned before Offering	Aggregate Principal of Debentures Amount that may be Sold	Percentage of Debentures that may be Sold	Number of Shares of Common Stock that may be Sold	Percentage of Shares of Common Stock that may be Sold(1)
BTPO Growth Vs Value	$5,500,000	$5,500,000	1.4%	79,709	*
Commerzbank AG	12,500,000	12,500,000	3.1%	181,158	*
DeAM Convertible Arbitrage	2,000,000	2,000,000	*	28,985	*
Goldman Sachs & Co.	31,835,000	31,835,000	7.9%	461,375	*
KBC Financial Products (Cayman Islands) Limited	7,500,000	7,500,000	1.9%	108,695	*

* Less than 1.0%

(1)
Based on 318,694,063 shares of common stock outstanding as of February 1, 2002.

        Investing in the debentures and our common stock involves risks. See "Risk Factors" beginning on page 11 of the prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 11, 2003.